Exhibit 99.2

Press Release

RELM WIRELESS ANNOUNCES EXPANDED CREDIT FACILITY

WEST MELBOURNE, FL, February 24, 2004 -- RELM Wireless Corporation (OTCBB: RELM) today announced that its senior lender, Silicon Valley Bank, has increased the Company’s revolving line of credit and extended its term.

The original agreement with Silicon Valley Bank provided a $2.5 million revolving line of credit for one year, secured by substantially all of the Company’s assets, principally trade receivables and inventory.  The maximum amount of the credit facility has been increased to $3.5 million, and the facility will mature on January 1, 2005.  The original maturity date was August 29, 2004.

“We are very pleased with the increase and extension of our credit facility, a clear affirmation of our strategy and progress,” commented RELM President and CEO Dave Storey.  “Although our relationship with Silicon Valley Bank is relatively new, it has been an important element in the continued execution of our business plans, particularly the ongoing development of additional digital products.  The expanded facility will provide access to additional working capital that will enable us to speed those efforts.  Silicon Valley Bank understands our business opportunities and has proven to be a valuable business partner.”

“We are proud of our continued relationships with leading technology companies like RELM Wireless”, said Silicon Valley Bank Senior Vice President, Christopher Jones.  “Silicon Valley Bank strives to provide RELM Wireless and other emerging and established technology companies with creative solutions and diversified financial services that will help them successfully execute their business objectives.”

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life sciences and private equity markets, as well as the premium wine industry.  Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success.  Founded in 1983 and headquartered in Santa Clara, California, the company serves more than 9,500 clients across the country through 27 regional offices.  More information on Silicon Valley Banks can be found at www.svb.com.

For more than 55 years, RELM Wireless Corp. has manufactured and marketed two-way FM business-band radios, as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components, and subsystems. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM, Uniden PRC and brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: the factors described in the Company’s filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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RELM Wireless Corporation